MOST & COMPANY, LLP

March 21, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: alpha-En Corporation

Dear Sir or Madam:

We have read the statements made in alpha-En Corporation’s Form 8-K, dated March 21, 2011, which we understand will be filed on March 23, 2011. We agree with such statements in paragraphs 1 to 4 of Item 4.01 of such Form 8-K concerning Most & Co, LLP. We have no basis on which to agree or disagree with any other statements made in the Form 8-K.

Very truly yours,

/s/Most & Company, LLP

Most & Company, LLP Independent Registered Public Accounting Firm